Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

COMMURE, INC.

ANDERSON MERGER SUB, INC.

and

AUGMEDIX, INC.

Dated as of July 19, 2024

i

TABLE OF CONTENTS

3.22	Real Property	47
3.23	Intellectual Property	47
3.24	Privacy and Cybersecurity	49
3.25	Environmental Matters	50
3.26	Absence of Certain Changes	51
3.27	Government Contracts	50
3.28	Top Vendors	51
3.29	Related Person Transactions	51
3.30	No Additional Representations or Warranties	51

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		51

4.1	Organization; Good Standing	51
4.2	Power; Enforceability	52
4.3	Non-Contravention	52
4.4	Requisite Governmental Approvals	53
4.5	Legal Proceedings; Orders	53
4.6	Ownership of Company Capital Stock	53
4.7	Brokers	53
4.8	Operations and Ownership of Merger Sub	54
4.9	No Parent Vote or Approval Required	54
4.10	Sufficient Funds	54
4.11	Stockholder and Management Arrangements	54
4.12	Other Interests	54
4.13	Solvency	55
4.14	No Foreign Ownership, Control or Influence	55
4.15	Exclusivity of Representations and Warranties	55

Article V INTERIM OPERATIONS OF THE COMPANY		56

5.1	Affirmative Obligations	56
5.2	Forbearance Covenants	57
5.3	No Solicitation	61

Article VI ADDITIONAL COVENANTS		66

6.1	Required Action and Forbearance; Efforts	66
6.2	Antitrust Filings	67
6.3	Proxy Statement and Other Required SEC Filings	69
6.4	Company Stockholder Meeting	71
6.5	Cooperation With Debt Financing	72
6.6	Anti-Takeover Laws	77
6.7	Access	77
6.8	Section 16(b) Exemption	77
6.9	Directors’ and Officers’ Exculpation, Indemnification and Insurance	78
6.10	Employee Matters	81
6.11	Obligations of Merger Sub	82

ii

TABLE OF CONTENTS

6.12	Notification of Certain Matters	82
6.13	Public Statements and Disclosure	83
6.14	Transaction Litigation	83
6.15	Stock Exchange Delisting; Deregistration	84
6.16	Additional Agreements	84
6.17	Parent Vote	84
6.18	No Control of the Other Party’s Business	84
6.19	No Stockholder or Employment Discussions	84
6.20	Payoff Letter	85

Article VII CONDITIONS TO THE MERGER		85

7.1	Conditions to Each Party’s Obligations to Effect the Merger	85
7.2	Conditions to the Obligations of Parent and Merger Sub to Effect the Merger	85
7.3	Conditions to the Company’s Obligations to Effect the Merger	87

Article VIII TERMINATION, AMENDMENT AND WAIVER		88

8.1	Termination	88
8.2	Manner and Notice of Termination; Effect of Termination	90
8.3	Fees and Expenses	91
8.4	Amendment	94
8.5	Extension; Waiver	95
8.6	No Liability of Financing Sources	95

Article IX GENERAL PROVISIONS		95

9.1	Survival of Representations, Warranties and Covenants	95
9.2	Notices	96
9.3	Assignment	97
9.4	Confidentiality	97
9.5	Entire Agreement	98
9.6	Third-Party Beneficiaries	98
9.7	Severability	98
9.8	Remedies	99
9.9	Governing Law	100
9.10	Consent to Jurisdiction	100
9.11	WAIVER OF JURY TRIAL	101
9.12	Company Disclosure Letter References	101
9.13	Counterparts	101
9.14	No Limitation	101

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 19, 2024, by and among Commure, Inc., a Delaware corporation (“Parent”), Anderson Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Augmedix, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. The board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the other transactions contemplated hereby (collectively with the Merger, the “Merger Transactions”) and upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and its stockholders; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved, on the terms and subject to the conditions of this Agreement, to recommend that the stockholders of the Company adopt this Agreement in accordance with the DGCL.

B. The board of directors of Parent has (i) declared it advisable to enter into this Agreement; and (ii) approved and adopted the execution and delivery of this Agreement, the performance of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. The board of directors of Merger Sub has (i) declared it advisable and in the best interests of Merger Sub and its sole stockholder, Parent, to enter into this Agreement; (ii) approved and adopted the execution and delivery of this Agreement, the performance of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved, on the terms and subject to the conditions of this Agreement, to recommend that Parent, as sole stockholder of Merger Sub, adopt this Agreement in accordance with the DGCL.

D. Prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into Voting Agreements set forth on Section A of the Company Disclosure Letter (“Voting Agreements”) in connection with the Merger.

E. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger Transactions; and (ii) prescribe certain conditions with respect to the consummation of the Merger Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing customary provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of the Company to keep such information confidential, subject to customary exceptions; provided, however, that, in the case of any such agreement executed after the date hereof, the provisions contained therein, in the aggregate, are not materially less restrictive to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub or any of their Affiliates) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) that, if consummated, would result in:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons acquiring beneficial ownership of more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)  any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would acquire securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, with respect to Parent and Merger Sub, the term “Affiliate” shall not include any investment fund, investment vehicle or client sponsored or advised by General Catalyst Group Management, LLC (“General Catalyst”) or any of its Affiliates or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client (in each case, other than Parent and its Subsidiaries) (collectively, the “Excluded Affiliates”); provided, further, that, with respect to Parent and Merger Sub, the Excluded Affiliates shall be deemed to be Affiliates solely for purposes of the definition of “Non-Recourse Party”.

(e) “AI Solutions” means artificial intelligence, machine learning and similar solutions, systems and technologies, including proprietary algorithms, technologies, models (whether trained or untrained and including associated weights, parameters and structure or architecture), software, or systems that make use of or employ neural networks, natural language processing, statistical learning algorithms, or reinforcement learning.

(f) “AI Training Data” means any training, validation, and test datasets, whether raw, preprocessed or enhanced, used to train, test or improve an AI Solution.

(g) “Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, UK Bribery Act 2010, anti-bribery legislation promulgated by the European Union and implemented by its member states, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. and similar anti-bribery Laws of the jurisdictions in which the Company conducts business, in each case as applicable to the Company.

(h) “Anti-Money Laundering Laws” means all applicable Laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.

(i)  “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger Transactions.

(j)  “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 31, 2023 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2023.

(k) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or banking institutions in New York, New York or San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.

(l)  “Code” means the Internal Revenue Code of 1986, as amended.

(m)  “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(n) “Company Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.

(o) “Company Equity Plans” means the equity plans set forth in Section 1.1(o) of the Company Disclosure Letter that provide for the issuance of any Company Options, Company RSUs or Company SARs.

(p) “Company Group” means the Company and its Subsidiaries.

(q) “Company Intellectual Property” means any Intellectual Property that is owned by the Company Group.

(r)  “Company Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of May 4, 2022 (as amended), by and between (i) Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)) (ii) the Company and (iii) Augmedix Operating Corporation, a Delaware corporation.

(s) “Company Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to (1) prevent, materially delay or materially impair the ability of the Company Group to consummate the transactions contemplated hereby, including the Merger or (2) have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, with respect to this clause (2), that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)  changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally, including changes in the rate of inflation, supply chain disruptions or trade policies;

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in conditions in the industries in which the Company Group generally conducts business;

(iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) any political or geopolitical conditions, hostilities, armed conflicts, protests, social unrest, civil disobedience, acts of war (whether or not declared), calamity or crises, sabotage, terrorism or military actions or other similar activities or events (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world, including the current conflict between (A) the Russian Federation and Ukraine and (B) Israel and the Islamic Resistance Movement (Hamas);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, pandemics or disease outbreaks and other force majeure events (including any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world;

(vii) any Effect resulting from the announcement of this Agreement or the pendency of the Merger Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with suppliers, customers, partners, vendors or any other third Person (other than for purposes of determining whether a Company Material Adverse Effect has occurred in Section 3.6);

(viii) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date hereof;

(ix) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws or regulations (or the enforcement or interpretation of any of the foregoing), in each case after the date hereof;

(x) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

(xi) any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

except, with respect to clauses (i), (ii), (iii), (iv), (v), and (vi) to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other similarly situated companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(t)  “Company Options” means any options to purchase shares of Company Common Stock granted under any of the Company Equity Plans.

(u) “Company Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of the Company.

(v) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company Group.

(w)  “Company Registration Rights Agreements” means that certain Registration Rights Agreement, dated as of April 19, 2023, and that certain Registration Rights Agreement, dated as of June 13, 2023, in each case, by and among the Company and the Purchasers (as defined therein) party thereto.

(x) “Company RSUs” means any restricted stock units granted under any of the Company Equity Plans.

(y) “Company SARs” mean any stock appreciation rights granted under any of the Company Equity Plans.

(z) “Company Stockholders” means the holders of shares of Company Capital Stock.

(aa)  “Company Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, that are owned or used by or for the Company or any of its Subsidiaries in the conduct of their respective businesses.

(bb)  “Company Warrants” means outstanding warrants to purchase shares of Company Common Stock.

(cc) “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(dd) “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, sublease, easement, license, sublicense or other binding agreement (in each case, whether written or oral).

(ee)  “DOJ” means the United States Department of Justice or any successor thereto.

(ff) “Environmental Law” means any applicable Law or order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(gg)  “ERISA” means the Employee Retirement Income Security Act of 1974.

(hh)  “ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(ii) “Exchange Act” means the Securities Exchange Act of 1934.

(jj) “Excluded Information” means any (i) financial statements of the Company Group other than the Required Financial Statements; (ii) description of all or any component of the Debt Financing; (iii) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, will be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments, and (iv) other information that is not regularly maintained by the Company or the Company’s Subsidiaries in the ordinary course of business.

(kk) “Financing Sources” means the Persons, if any, that provide the Debt Financing in connection with the Merger and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing; provided that none of Parent, Merger Sub or their respective Affiliates shall constitute Financing Sources.

(ll) “FTC” means the United States Federal Trade Commission or any successor thereto.

(mm)  “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(nn) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, board, office, bureau, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign, or any accrediting body.

(oo) “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

(pp)  “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standard of conduct may be imposed under Environmental Law, including petroleum and petroleum products, per- and polyfluoroalkyl substances, polychlorinated biphenyls and friable asbestos.

(qq) “Healthcare Law” means any applicable Law relating to the provision, administration or reimbursement of healthcare items or services, as well as the privacy, security, and interoperability of medical/health information, including: the Medicare statute (42 U.S.C. §§ 1395-1395lll); the Medicaid statute (42 U.S.C. §§ 1396-1396w-5); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Anti-Kickback Statute (42 U.S.C. § 1320a-7b); the False Claims Act (31 U.S.C. §§ 3729-3733); the Physician Self-Referral Law (42 U.S.C. 1395nn); the Exclusion Law (42 U.S.C. § 1320a-7); the Deficit Reduction Act of 2005 (Pub. L. 109–171); the Patient Protection and Affordable Care Act of 2010 (Pub. L. 111 – 148); the 21st Century Cures Act (42 U.S.C. §§ 300jj-300jj-52); HIPAA (as defined herein); 42 C.F.R. Part 2; the federal Food, Drug and Cosmetics Act (21 U.S.C. § 301 et seq.); Laws relating fee-splitting, percentage-based billing arrangements, patient brokering, corporate practice of medicine and licensed professionals, billing, coding, insurance coverage, kickbacks, claim processing, documentation and submission of claims, medical record documentation and access requirements, governmental health programs and other payor requirements, risk adjustment, artificial intelligence, and any and all similar state or local Laws; and any and all amendments or modifications made from time to time to the items referenced in this definition.

(rr) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations and applicable state Laws regulating the privacy and security of healthcare records.

(ss)  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(tt) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other Contract designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions of equity in, or material assets or material property of, any business or any corporation, partnership, association or other business organization or division thereof; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts providing for past acquisitions of equity in, or material assets or material property of, any business or any corporation, partnership, association or other business organization or division thereof (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) all liabilities under any unfunded or underfunded defined benefit pension, gratuity, seniority premium, termination indemnity, statutory severance or similar plans or arrangements, and any employer contribution obligations to any defined contribution pension plan; (ix) liabilities arising from any breach of any of the foregoing; and (x) indebtedness of others guaranteed by the Company Group or secured by any Lien or security interest on the assets of the Company Group (other than, in any case, (x) accounts payable to trade creditors and accrued expenses, and (y) liabilities or obligations solely between the Company and any wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company).

(uu) “Intellectual Property” means any and all worldwide rights in or to intellectual property, including intellectual property rights in all of the following: (i) patents, patent applications, inventions, disclosures, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (ii) registered and unregistered or common law trademarks, logos, service marks, corporate names, trade dress, and trade names, slogans and other source identifiers, and all registrations, pending applications and renewals in connection therewith, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing (“Trademarks”); (iii) registered and unregistered copyrights, and applications for registration and renewals thereof, and other works of authorship (whether or not copyrightable) (“Copyrights”); (iv) rights of publicity, (v) social and mobile media accounts, usernames and handles, (vi) internet domain names, (vii) rights in Software, (vii) trade secrets, know-how, methods, processes, algorithms, techniques, technologies, data, databases, layouts, designs, specifications and confidential information.

(vv)  “International Trade Laws” means all applicable import and export Laws in countries in which the Company conducts business, including but not limited to those under the authority of United States Departments of Commerce (Bureau of Industry and Security); Homeland Security (Customs and Border Protection); State (Directorate of Defense Trade Controls); and Treasury (Office of Foreign Assets Control) and all comparable applicable export and import Laws outside the United States for each country where the Company conducts business.

(ww) “IRS” means the United States Internal Revenue Service or any successor thereto.

(xx)  “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Persons set forth on Section 1.1(xx) of the Company Disclosure Letter, in each case after reasonable inquiry.

(yy)  “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, directive, decree, rule, regulation, guidance, Governmental Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(zz) “Legal Proceeding” means any claim, action, charge, complaint, lawsuit, litigation, audit, inquiry, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(aaa) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar claim of any kind in respect of such property or asset, other than a Permitted Lien.

(bbb) “Nasdaq” means The Nasdaq Stock Market and any successor stock exchange.

(ccc) “Parent 401(k) Plan” means a defined contribution plan that is sponsored by Parent or one of its Affiliates that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

(ddd) “Payoff Letter” means, with respect to any Indebtedness under the Company Loan and Security Agreement outstanding as of immediately prior to Closing, customary payoff letters from the holder of such Indebtedness and setting forth the amount necessary to repay the full amount thereof at Closing and to obtain the release of any Liens on the properties and assets of the Company securing such Indebtedness, which payoff letters will, among other things, (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and any other monetary obligations then due and payable under all loan agreements (or similar documents) (the “Payoff Amount”), (ii) provide that upon receipt of all such amounts due under each such payoff letter, such indebtedness and all related loan documents (or similar agreements) will be terminated, (iii) provide that all Liens and guarantees (if any) in connection with such loan agreements (or similar agreements) relating to the Company securing the obligations under such loan agreements (or similar agreements) will be released and terminated upon receipt of the Payoff Amount and (iv) be accompanied by drafts of all required UCC-3 termination statements and other documents required to effect the release of Liens.

(eee) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) Liens imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (viii) non-exclusive licenses of Intellectual Property; (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (x) statutory, common law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; or (xi) Liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.

(fff)  “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(ggg) “Personal Information” means information Processed by or for the Company or its Subsidiaries that is defined as “personal data”, “personal information”, “non-public personal information”, “personally identifiable information”, “protected health information” or any similar term under Laws governing privacy, data protection, or cybersecurity applicable to the Company or its Subsidiaries.

(hhh) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks and applications to register Trademarks (including intent-to-use applications, or other registrations or applications related to Trademarks); (iii) registered Copyrights and applications for Copyright registration; and (iv) all other Intellectual Property that is the subject of registration (or an application for registration), including domain names.

(iii)  “Required Financial Statements” means (i) the Company Financial Statements filed with the SEC since January 1, 2022 through the date hereof and (ii) such other annual and quarterly financial statements that are required to be filed by the Company Group with the SEC after the date hereof (which, for the avoidance of doubt, shall not be Required Financial Statements for purposes of this Agreement until the last date by which such financial statements are required to be filed with the SEC under the applicable regulations of the SEC).

(jjj)  “Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela and the Donetsk People’s Republic, Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, and the Crimea region of Ukraine).

(kkk) “Sanctioned Person” means any Person that is the target of any applicable Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons, including those maintained by (A) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (B) His Majesty’s Treasury of the United Kingdom; (C) any committee of the United Nations Security Council; or (D) the European Union; (ii) any Person located, organized, or resident in, or a national of, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

(lll) “Sanctions Laws” means any trade, economic or financial sanctions Laws, applicable to the Company, including those administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) His Majesty’s Treasury of the United Kingdom.

(mmm)  “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(nnn) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(ooo) “Securities Act” means the Securities Act of 1933, as amended.

(ppp) “Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

(qqq) “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement following the Closing, the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent.

(rrr)  “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made by Parent in a written offer that is capable of being accepted prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(sss) “Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

(ttt)  “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, alternative or add-on minimum, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes, in each case including any interest, penalty, or addition thereto, whether disputed or not.

(uuu) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or any of their Affiliates or with the Financing Sources related to this Agreement.

(vvv) “Vested Company Option” means a Company Option that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

(www)  “Vested Company RSU” means a Company RSU that is unexpired, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

(xxx) “Vested Company SAR” means a Company SAR that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

(yyy) “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local Law, regulation or ordinance.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)(ii)(E)
Bylaws	3.1(b)
Capitalization Date	3.8(a)
Cash Replacement Company Option Amounts	2.8(b)(ii)
Cash Replacement Company RSU Amounts	2.8(a)(ii)
Cash Replacement Company SAR Amounts	2.8(c)(ii)
Certificate of Merger	2.2
Certificates	2.9(c)(i)
Charter	2.5(a)
Chosen Courts	9.10(a)
Clean Team Agreement	6.7
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.17(a)
Company	Preamble
Company 401(k) Plan	6.10(c)
Company Board	Recitals
Company Board Recommendation	3.4(a)

Term	Section Reference
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	Article III
Company Financial Statements	3.11(a)
Company Liability Limitation	8.3(e)(ii)
Company Related Parties	8.3(e)(ii)
Company SEC Reports	3.10
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	9.4
Continuation Period	6.10(a)
Copyrights	1.1(uu)
D&O Insurance	6.9(c)
Debt Financing	6.5(a)(i)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.9(d)
DTC Payment	2.9(d)
Effect	1.1(s)
Effective Time	2.2
Electronic Delivery	9.13
Employee Plan	3.16(a)
Enforceability Limitations	3.3
Excluded Benefits	6.10(a)
Export Approvals	3.14(c)
General Catalyst	1.1(d)
Governmental Approval	3.7
In-the-Money Warrant	2.8(f)(ii)
Indemnified Persons	6.9(a)
Intervening Event	5.3(d)(i)
Intervening Event Notice Period	5.3(d)(i)(A)
Latest Company Balance Sheet	3.26
Lease	3.22(b)
Leased Real Property	3.22(b)
Material Contracts	3.15(a)
Maximum Annual Premium	6.9(c)
Merger	Recitals
Merger Sub	Preamble
Merger Transactions	Recitals
Multiemployer Plan	3.16(c)
New Plans	6.10(b)
Non-Recourse Party	8.3(g)
Old Plans	6.10(b)
Other Required Company Filing	6.3(b)

Term	Section Reference
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Liability Limitation	8.3(e)(i)
Parent Related Parties	8.3(e)(i)
Party	Preamble
Patents	1.1(uu)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Payoff Amount	1.1(ddd)
Per Share Price	2.7(a)(ii)
Permits	3.21
Personal Information Laws and Policies	3.24(a)
Privacy Policies	3.24(a)
Processed	3.24(a)
Processing	3.24(a)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Reimbursement Obligations	6.5(f)
Representatives	5.3(a)(i)
Requisite Stockholder Approval	3.5
Securities	3.8(d)
Sublease	3.22(c)
Superior Proposal Notice Period	5.3(d)(ii)(C)
Surviving Corporation	2.1
Termination Date	8.1(c)
Terminated Warrant	2.8(f)(i)
Title IV Plan	3.16(c)
Top Vendors	3.28
Trademarks	1.1(uu)
Uncertificated Shares	2.9(c)(i)
Unexercised Warrant	2.8(f)(iii)
Unvested Company Options	2.8(b)(ii)
Unvested Company RSUs	2.8(a)(ii)
Unvested Company SARs	2.8(c)(ii)
Vested Option Consideration	2.8(b)(i)
Vested RSU Consideration	2.8(a)(i)
Vested SAR Consideration	2.8(c)(i)
Voting Agreements	Recitals

1.3  Certain Interpretations.

(a)  When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)  When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)  Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)  When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)  The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)  When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)  Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)  When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(j)  A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k)  All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l)  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)  The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(n)  The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)  No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)  The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q)  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(r)  Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company hosted by Intralinks, Inc. with the name “Project Anderson” (prior to 6:01 p.m. Pacific Time on the day prior to the date hereof) or publicly filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database (prior to the day prior to the date hereof).

Article II

THE MERGER

2.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and a direct wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2  The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger will become effective at the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”.

2.3  The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur (a) electronically through the exchange of documents via email at 9:00 a.m., Eastern time, on the fifth Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) at such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4  Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5  Certificate of Incorporation and Bylaws.

(a)  Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.9(a), the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Augmedix, Inc.”.

(b)  Bylaws. At the Effective Time, subject to the provisions of Section 6.9(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Corporation.

2.6  Directors and Officers.

(a)  Directors. Except as otherwise determined by Parent and notified in writing to the Company at least five (5) Business Days prior to the Effective Time, at the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)  Officers. Except as otherwise determined by Parent and notified in writing to the Company at least five (5) Business Days prior to the Effective Time, at the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7  Effect on Capital Stock.

(a)  Capital Stock. Unless otherwise agreed to by the Parties, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)  each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)  each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $2.35, without interest thereon (the “Per Share Price”); and

(iii)  each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)  Adjustment to the Per Share Price. The Per Share Price will be adjusted correspondingly and equitably to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into, or exercisable for, Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock or securities convertible or exchangeable into or exercisable for Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c)  Statutory Rights of Appraisal.

(i)  Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii)  The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8  Equity Awards and Company Warrants.

(a)  Company RSUs. Unless otherwise agreed to by the Parties, at the Effective Time, by virtue of the Merger, the Company RSUs that are unexpired and outstanding as of immediately prior to the Effective Time shall be treated as follows.

(i)  Vested Company RSUs. Each Vested Company RSU shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to the Vested Company RSU, multiplied by (B) the Per Share Price, subject to any required withholding of Taxes (the “Vested RSU Consideration”).

(ii)  Unvested Company RSUs. Each Company RSU that is unexpired and outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (the “Unvested Company RSUs”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (A) the amount of the Per Share Price multiplied by (B) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with the Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement Company RSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company RSU Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

(b)  Company Options. Unless otherwise agreed to by the Parties, at the Effective Time, by virtue of the Merger, the Company Options that are unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i)  Vested Options. Each Vested Company Option shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Vested Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Vested Company Option, subject to any required withholding of Taxes (the “Vested Option Consideration”).

(ii)  Unvested Options. Each Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company Option (the “Unvested Company Options”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Unvested Company Option, subject to any required withholding of Taxes (the “Cash Replacement Company Option Amounts”), which Cash Replacement Company Option Amounts will, subject to the holder’s continued service with the Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Cash Replacement Company Option Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company Option Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the award of Unvested Company Options for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company Option Amounts.

(iii)  Notwithstanding the foregoing, if the per share exercise price of any Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time, is equal to or greater than the Per Share Price, such Company Option shall be cancelled immediately upon the Effective Time pursuant to this Section 2.8(b) without payment or consideration.

(c)  Company SARs. Unless otherwise agreed to by the Parties, at the Effective Time, by virtue of the Merger, the Company SARs that are unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i)  Vested SARs. Each Vested Company SAR shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Vested Company SAR, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Vested Company SAR, subject to any required withholding of Taxes (the “Vested SAR Consideration”).

(ii)  Unvested SARs. Each Company SAR that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company SAR (the “Unvested Company SARs”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Unvested Company SAR multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Unvested Company SAR, subject to any required withholding of Taxes (the “Cash Replacement Company SAR Amounts”), which Cash Replacement Company SAR Amounts will, subject to the holder’s continued service with the Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company SAR for which such Cash Replacement Company SAR Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company SAR Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the award of Unvested Company SARs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company SAR Amounts.

(iii)  Notwithstanding the foregoing, if the per share exercise price of any Company SAR that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time, is equal to or greater than the Per Share Price, such Company SAR shall be cancelled immediately upon the Effective Time pursuant to this Section 2.8(c) without payment or consideration.

(d)  Payment Procedures. The Surviving Corporation shall pay on the first payroll date after the Closing Date the aggregate Vested Option Consideration, Vested RSU Consideration and Vested SAR Consideration, as applicable, net of any applicable withholding Taxes, payable with respect to each of the Vested Company Options, Vested Company RSUs and Vested Company SARs through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required tax withholdings) to the applicable holders of such Vested Company Options and Vested Company RSUs, and Vested Company SARs. Notwithstanding the foregoing, if any payment owed to a holder of Company Options, Company RSUs and Company SARs pursuant to Section 2.8(a), Section 2.8(b), or Section 2.8(c), as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the first payroll date following the Closing Date) (subject to any required tax withholdings). Parent shall ensure that the Surviving Corporation has sufficient funds to make all such payments by the time specified above.

(e)  Further Actions. The Company will take all action necessary to effect the cancellation and exchange, as applicable, of Company RSUs, Company Options and Company SARs upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). All Company Equity Plans will terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company Group will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing. The Company will use its reasonable best efforts to ensure that following the Effective Time no participant in any Company Equity Plan or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

(f)  Treatment of Company Warrants.

(i)  As of the Effective Time, each outstanding and unexercised Company Warrant that, pursuant to the terms of such Company Warrant, shall expire or terminate as a result of the Merger (each, a “Terminated Warrant”) without consideration shall expire or terminate immediately prior to the Effective Time without any consideration payable therefor (whether in the form of cash or otherwise) pursuant to the terms of such Terminated Warrant.

(ii)  As of the Effective Time, each outstanding and unexercised Company Warrant that, pursuant to the terms of such Company Warrant, requires a payment to the holder thereof and provides for deemed exercise as a result of the Merger (each, an “In-the-Money Warrant”) shall be cancelled and automatically converted into the right to receive an amount in cash calculated pursuant to the terms of such In-the-Money Warrant.

(iii)  As of the Effective Time, unless otherwise agreed with the holders thereof prior to the Effective Time, each outstanding and unexercised Company Warrant that, pursuant to the terms of such Company Warrant, does not provide for expiration, termination or deemed exercise as a result of the Merger (each, an “Unexercised Warrant”) shall be converted into and thereafter evidence a warrant entitling the holder thereof to receive upon exercise an amount in cash calculated pursuant to the terms of such Unexercised Warrant. Following the Effective Time, each Unexercised Warrant shall be subject to the same terms and conditions as had applied to such Unexercised Warrant as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Merger or as otherwise set forth herein or in such Unexercised Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion and the Merger.

(iv)  All payments contemplated by this Section 2.8(f) shall be made as promptly as practicable after the Effective Time, and in any event no later than the later of the time for such payment contemplated by the applicable Company Warrant and the fifth Business Day following the Effective Time. Parent shall ensure that the Surviving Corporation has sufficient funds to make all such payments by the applicable times.

(v)  In connection with the Merger, the Company shall deliver any notices required under the terms of any outstanding Company Warrants to the holders thereof, and the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on any such notice and give due consideration to any such comments made by Parent and its counsel.

(vi)  The Company shall use its reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with Parent in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to effectuate (promptly after the Closing) the termination of each Terminated Warrant, the proper exercise of each In-the-Money Warrant by the holders thereof and the assumption by Parent or termination of each Unexercised Warrant, as applicable. The Company may not deliver any materials to holders of the Company Warrants without providing Parent and its counsel with a reasonable opportunity to review and comment on any such materials, and the Company shall give due consideration to any such comments made by Parent and its counsel.

2.9  Exchange of Certificates.

(a)  Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)  Payment Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (x) there are any losses with respect to any investments of the Payment Fund; (y) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (z) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent.

(c)  Payment Procedures.

(i)  Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7.

(ii)  Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable and customary terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices.

(iii)  No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d)  DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e)  Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f)  No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)  Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10  No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11  Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12  Required Withholding. Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent and its Affiliates, the Company, the Company’s Subsidiaries and the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company RSUs, Company Options or Company SARs, or any other Person such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13  No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.14  Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2023 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being (i) understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Recent SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.3, Section 3.4, Section 3.8 or Section 3.19; or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Letter”)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1  Organization; Good Standing.

(a)  The Company has been duly incorporated and is validly existing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect.

(b)  The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended as of the date of this Agreement not filed with or incorporated by reference into the Company SEC Reports. The Company is not in breach or violation of any of the provisions contained in the Charter or Bylaws in any material respect.

3.2  Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, and the name of any equityholder other than the Company or any Subsidiary of the Company, is set forth on Section 3.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted, except where the failure to be so formed or organized or be validly existing or have such power and authority would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to as of the date of this Agreement. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

3.3  Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger Transactions have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the preceding clauses (A) and (B), the “Enforceability Limitations”).

3.4  Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)  Company Board Approval. The Company Board has, by unanimous vote of directors present at a duly constituted meeting of the Company Board, which constituted a valid quorum in accordance with the Charter and the Bylaws, (i) determined that this Agreement and the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein, are advisable and in the bests interests of the Company and its stockholders; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved, on the terms and subject to the conditions of this Agreement, to recommend that the Company Stockholders adopt this Agreement and adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.

(b)  Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Evercore Group L.L.C. (the “Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than holders of Owned Company Shares and Dissenting Company Shares) is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub). Promptly following the date of this Agreement, the Company will make available to Parent, solely for informational purposes, a written copy of such opinion.

(c)  Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 and Section 4.11 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

3.5  Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.6  Non-Contravention. Subject to the receipt of the Governmental Approvals set forth in Section 3.7, the execution and delivery by the Company of this Agreement and the consummation of the Merger Transactions do not and will not (a) subject to receipt of the Requisite Stockholder Approval, violate or conflict with any provision of, or result in the breach of, or default under the Charter or Bylaws, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law (subject, in the case of the DGCL, to receipt of the Requisite Stockholder Approval), Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 3.15(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (x) have a Company Material Adverse Effect or (y) reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger.

3.7  Requisite Governmental Approvals. Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of applicable U.S. and state securities Laws or Nasdaq; (b) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to perform or comply with, on a timely basis, any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby or thereby; and (c) the filing of the Certificate of Merger in accordance with the DGCL.

3.8  Company Capitalization.

(a)  Capital Stock. The authorized Company Capital Stock consists of (i) 500,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern Time, on July 16, 2024 (such time and date, the “Capitalization Date”), (w) 49,226,944 shares of Company Common Stock were issued and outstanding; (x) no shares of Company Preferred Stock were issued and outstanding; and (y) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved (i) 447,014 shares of Company Common Stock for issuance pursuant to the Company Equity Plan and (ii) no shares of Company Common Stock for issuance pursuant to the Company Warrants. As of the Capitalization Date, there were outstanding:

(w) Company RSUs representing the right to receive up to 2,278,430 shares of Company Common Stock;

(x) Company Options to acquire 8,425,045 shares of Company Common Stock, with a weighted average exercise price of $1.92;

(y) Company SARs to acquire 708,094 shares of Company Common Stock, with a weighted average exercise price of $2.88; and

(z) Company Warrants representing the right to receive up to 8,478,541 shares of Company Common Stock, with a weighted average exercise price of $1.12.

From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock or any other Securities, other than shares of Company Common Stock issued pursuant to the Company Equity Plan or the exercise of Company Options, Company SARs, or Company Warrants or the vesting and settlement of Company RSUs (in each case in accordance with the terms of such awards), in each case that were outstanding as of the Capitalization Date.

(c)  Incentive Equity Awards. All Company Options, Company RSUs and Company SARs have been granted in accordance with the terms of the Company Equity Plans. Each Company Option and Company SAR has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to be exempt under Section 409A of the Code. Each Company RSU is intended to be exempt under Section 409A of the Code. Each Company SAR is intended to be exempt under Section 409A of the Code. The Company has made available to Parent, accurate and complete copies of:

(i)  the Company Equity Plans;

(ii)  the forms of standard award agreement under the Company Equity Plans;

(iii)  copies of any award agreements that materially deviate from such forms; and

(iv)  a list of all outstanding equity and equity-based awards as of the Capitalization Date granted under any Company Equity Plan, identifying the holder, grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award.

The treatment of the Company Options, Company RSUs and Company SARs under this Agreement does not violate the terms of the applicable Company Equity Plan or any Contract governing the terms of such awards.

(d)  Company Securities. Except as set forth in this Section 3.8, as of the Capitalization Date there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; or any of its Subsidiaries (the items in clauses (i), (ii), (iii) and (iv), together with the Company Capital Stock, being referred to collectively as “Securities”), (v) no calls, subscriptions, pre-emptive rights, Contracts, agreements, arrangements, understandings or other commitments of any kind for the purchase or issuance of Securities to which the Company or any of its Subsidiaries is a party, (vi) no “phantom stock” or similar obligations of the Company or any of its Subsidiaries, (vii) no Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person and (viii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(e)  Section 3.8(e) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a true and complete list of each outstanding Company Option, Company RSU, Company SAR and Company Warrants, as applicable, (i) the identification number of each holder thereof; (ii) the date of grant (or if applicable, the date of repricing); (iii) the number of shares of Company Common Stock subject to each Company Warrant; (iv) the number of shares of Company Common Stock subject to each award (deeming performance goals as being satisfied); (v) the unvested portion of each such Company Option, Company RSU and Company SAR; (vi) the vesting schedule of each such Company Option, Company RSU and Company SAR, and, if applicable, settlement schedule of such awards, including any accelerated vesting provisions; (vii) the exercise or purchase price thereof, if applicable; and (viii) the expiration date thereof, if applicable.

(f)  Each grant of a Company Option, Company RSU, Company SAR and Company Warrant was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof or the Company’s principal executive officer with due authorization) in compliance in all material respects with Law, recorded on the Company’s consolidated financial statements in accordance with GAAP in all material respects, and were validly issued, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of the grant. The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock on the date of grant (or if applicable, the date of repricing) of such Company Option.

(g)  Except for Company Options, Company RSUs and Company SAR and Company Warrants, there are no awards or rights outstanding as of the Capitalization Date under the Company Equity Plans or the warrant agreements listed on Section 3.8(d) of the Company Disclosure Letter.

(h)  Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Securities other than the Company Registration Rights Agreements and the Company Warrants.

3.9  Capitalization of Subsidiaries.

(a)  The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) the certificate of incorporation, bylaws or equivalent organizational documents of each such Subsidiary, and (y) any other applicable Contracts governing the issuance of such securities; and (z) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the certificate of incorporation, bylaws or equivalent organizational documents of each such Subsidiary or any Contract to which each such Subsidiary is a party.

(b)  The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Section 3.9 of the Company Disclosure Letter, neither the Company nor its Subsidiaries hold any Securities of any Person.

3.10  Company SEC Reports. Since January 1, 2022, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.11  Company Financial Statements; Internal Controls; Indebtedness.

(a)  Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (the “Company Financial Statements”) (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed under GAAP or pursuant to Item 303 of Regulation S-K promulgated by the SEC.

(b)  Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2021, (x) the Company has been and is an “emerging growth company” as defined in Section 2(a) of the Securities Act, (y) the Company has been and is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated by the SEC, and (z) the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable listing and other requirements of Nasdaq.

(c)  Controls. The Company has established and maintains a system of internal accounting controls that are reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (x) any significant deficiency or material weakness in the design or operation of internal control over financial reporting of the Company Group that has not been subsequently remediated; or (y) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(d) Indebtedness. Section 3.11(d) of the Company Disclosure Letter sets forth the Indebtedness for borrowed money of the Company and its Subsidiaries as of the date of this Agreement, other than (i) Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports and (ii) Indebtedness with a principal amount payable by the Company or its Subsidiaries of less than $100,000.

3.12 No Undisclosed Liabilities. There is no other liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement, (b) that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) arising in the ordinary course of business under Contracts of the Company or any of its Subsidiaries existing as of the date of this Agreement, (e) intercompany obligations or liabilities amongst the Company and its wholly-owned Subsidiaries or (f) which would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.13 Litigation and Proceedings. Except as would not be material to the Company and its Subsidiaries: (a) there are no, and in the past three (3) years there have been no pending or, to the Knowledge of the Company, Legal Proceedings threatened in writing or verbally, by or against the Company or any of the Company’s Subsidiaries or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, there are no investigations or other inquiries or other Legal Proceedings that are pending, or, to the Knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets by any Governmental Authority; (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries, nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order. There is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries that would prevent, materially impair or materially delay the consummation of the Merger Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.14 Legal Compliance.

(a) Compliance with Laws. Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws in all material respects. At no time during the prior three (3) years, has the Company or any of its Subsidiaries received any written notice, or to the Knowledge of the Company, verbal from any Governmental Authority alleging any violation or noncompliance in any material respect or material liability of, the Company or any of its Subsidiaries under any Healthcare Law that has been or is reasonably likely to be material to the Company or any of its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors officers , employees or agents acting on behalf of the Company or any of its Subsidiaries, has during the last three (3) years offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, there are no current or pending, and for the last three (3) years there have been no, internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

(c) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (i) are and for the last five (5) years have been in compliance with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). Except as would not have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, or agents, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) (acting in their capacity as such) is transacting or has transacted business directly or knowingly indirectly with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

(d) No material aspect of the business of the Company or any of its Subsidiaries has either presently or historically involved (i) the diagnosis or treatment of diseases, the employment of healthcare professionals to provide clinical services, or any other activities that constitute the practice of medicine under any Healthcare Law, (ii) the submission of medical claims to third-party payors or healthcare clearinghouses for reimbursement, or (iii) the receipt of collections attributable to the payment of medical claims.

(e) Except as would not be material to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries, nor any owner, director, officer, “managing employee” (as such term is defined in 42 U.S.C. § 1320a-5(b)), or employee, or to the Knowledge of the Company, contractor acting on behalf of the Company or its Subsidiaries is currently or has been, or to the Company Group’s Knowledge, is threatened to be: (i) debarred, excluded or suspended from participating in any governmental health program; (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Healthcare Law; (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (iv) subjected to any other debarment, exclusion, or sanction list or database.

(f) Except as would not have a Company Material Adverse Effect, for the prior three (3) years, the Company and its Subsidiaries have established and maintained a compliance program reasonably designed to promote compliance with Healthcare Laws and ethical standards.

3.15 Material Contracts.

(a) List of Material Contracts. Section 3.15(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiii) below to which, as of the date of this Agreement the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than an Employee Plan (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have previously been delivered to or made available to Parent or its agents or representatives, together with all material amendments thereto.

(i) Any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii) Any material Contract with any of the Top Vendors;

(iii) Any Contract that, in the twelve-month period ended March 31, 2024, was the source of $200,000 or more in revenue for the Company and its Subsidiaries, based on amounts paid or payable;

(iv) Each debenture, Contract or other evidence of Indebtedness for borrowed money of the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000;

(v) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $200,000 other than (A) Contracts in which the applicable acquisition or disposition has been consummated and there are no liabilities of the Company or its Subsidiaries remaining or obligations of the Company or its Subsidiaries ongoing and (B) any disposition of assets by the Company or any of its Subsidiaries in the ordinary course of business;

(vi) The Leases set forth on Section 3.22(b) of the Company Disclosure Letter;

(vii) Each Contract involving the formation of a joint venture, legal partnership or limited liability company (other than a wholly-owned Subsidiary of the Company);

(viii) Each Contract involving the licensing, transfer, development or assignment of Intellectual Property by or of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries (other than (A) Contracts under which the Company and its Subsidiaries obtain rights to use generally commercially available technology or software with an annual license fee of less than $200,000, (B) Contracts containing licenses granted to or received from end users, service providers, customers or partners in connection with the provision or receipt of services or the licensing or sale of any product or service in the ordinary course of business on terms substantially the same as the Company’s standard forms, (C) Contracts containing licenses that are merely incidental to the transaction contemplated in such Contract, the commercial purposes of which is primarily for something other than such license (and such license is not material to the Company), and (D) agreements with employees and independent contractors based substantially on the Company’s standard forms; provided, that such agreements must include non-disclosure and Intellectual Property assignment provisions that are identical, in all material respects, to the Company’s standard forms, in each case of clauses (A) – (D) on a non-exclusive basis;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area, in each case of clauses (A) and (B), that are material to the operation of the business of the Company and the Company’s Subsidiaries, taken as a whole;

(x) Any Contract that grants to any Person any preferred pricing, “most-favored nation” or similar rights that are material to the operation of the business of the Company and the Company’s Subsidiaries, taken as a whole;

(xi) Any Collective Bargaining Agreement;

(xii) Any Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have material outstanding obligations after the date of this Agreement; and

(xiii) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal or first offer to purchase or acquire exclusive rights or ownership with respect to any Company Intellectual Property or to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries.

(b) Validity. As of the date hereof, all of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, in each case except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. Except, in each case, where the occurrence of such breach or default or failure to perform would not be a Company Material Adverse Effect, (x) neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any such Material Contract, (y) neither the Company nor any of its Subsidiaries has received any written claim or notice of termination or breach of or default under any such Contract and (z) to the Knowledge of the Company as of the date hereof, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

3.16 Employee Plans.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, policy, program, or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is both required under applicable Law and maintained by any Governmental Authority (each, an “Employee Plan”). The Company has delivered to Parent, to the extent applicable, true, complete and correct copies of (v) each Employee Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (w) the most recent summary plan descriptions, including any summary of material modifications (x) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Employee Plan, (y) the most recent actuarial report or other financial statement relating to such Employee Plan, and (z) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Employee Plan and any pending request for such a determination letter.

(b) Except as would not have a Company Material Adverse Effect, each Employee Plan has been established, operated, funded and administered in compliance with its terms and all applicable Laws, including ERISA and the Code.

(c) No Employee Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or has any actual or contingent liability under, a Multiemployer Plan or Title IV Plan, including at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a current favorable determination letter from the IRS. No member of the Company Group has any obligation to provide any post-employment, post-service or post-ownership health or welfare benefits to any Person (except as required by Section 4980B of the Code and for which the covered Person pays the full premium cost of coverage). No member of the Company Group has incurred (whether or not assessed) any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e) Except as would not have a Company Material Adverse Effect, with respect to each Employee Plan, no Legal Proceedings, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened.

(f) Except as set forth on Section 3.16(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Options, Company RSUs and Company SARs) due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time, or (iv) result in any “excess parachute payment” under Section 280G of the Code.

(g) Neither the Company nor any of its Subsidiaries has any obligation to provide any Person a Tax gross-up, make whole or similar payment with respect to Taxes, including those imposed under Sections 409A or 4999 of the Code.

(h) Except as would not have a Company Material Adverse Effect, with respect to each Employee Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Employee Plan required by applicable Law or by the terms of such Employee Plan have been made, (ii) each such Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, and (iii) each such Employee Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Employee Plan subject to the Laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan and all contributions have been timely made with respect to any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority.

3.17 Labor Relations; Employees.

(a) Except as set forth on Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar Contract with any labor union, works council, or other labor organization (each, a “Collective Bargaining Agreement”), no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union, works council, labor organization, group of employees or any other employee representative body represents or has, to the Knowledge of the Company, requested or sought to represent any of the employees of the Company or its Subsidiaries. To the Knowledge of the Company, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened strike, slowdown, work stoppage, lockout, material labor grievance, labor arbitration or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all Laws respecting labor, employment and employment practices applicable to the Company and its Subsidiaries (including in respect of each of its employees) including all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs (including WARN), affirmative action, workers’ compensation, labor relations, employee leave issues, restrictive covenants, pay transparency, employee trainings and notices, automated employment decision tools and other artificial intelligence, and unemployment insurance.

(c) Except as would not have a Company Material Adverse Effect, in the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement, (iii) notice of any charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, worker classification, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any Legal Proceeding by or before any Governmental Authority by or on behalf of any present or former employee or other service provider of such entities, any applicant for employment or classes of the foregoing alleging misclassification, breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or to the Knowledge of the Company, threatened.

(d) In the past three (3) years, to the Knowledge of the Company, no Governmental Authority has determined that the Company or its Subsidiaries has misclassified any individual as a non-employee.

(e) In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries resolving allegations made by such individual relating to sexual harassment or similar misconduct by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) a management-level employee of the Company or any of the Company’s Subsidiaries. To the Knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, discrimination, or similar misconduct, and have been made against (x) an officer of the Company or any of the Company’s Subsidiaries or (y) a management-level employee of the Company or any of the Company’s Subsidiaries.

3.18 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all income and other material amounts of Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full.

(b) The Company and each of its Subsidiaries have complied in all material respects with all applicable withholding and related reporting and record-keeping requirements.

(c) The Company and each of its Subsidiaries has in all material respects properly (i) collected and remitted sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(d) The Company is, and since its inception has been, classified as corporation for U.S. federal income Tax and applicable state and local income Tax purposes. Section 3.18(d) of the Company Disclosure Letter sets forth the U.S. federal income tax classification of each other member of the Company Group.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any material amounts of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is currently in effect.

(f) There are no Liens for Taxes (other than Liens for Taxes not yet due and payable) upon the property or assets of the Company or any of its Subsidiaries.

(g) No claim, assessment, deficiency or proposed adjustment for any income or other material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid.

(h) There are no Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any income or other material Taxes of the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has made a request for a tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(j) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(k) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the three (3) years prior to the date of this Agreement.

(l) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes or foreign tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(m) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction and, to Company’s knowledge, there is no basis for any such claim to be made.

(n) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside of the country of its organization.

(o) Neither the Company nor any of its Subsidiaries has participated in or is participating in a “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code.

(p) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date (other than amounts received in the ordinary course of business), (iii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), or (v) the application of Section 965(a) of the Code. None of the Company or any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(q) The Company is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(r) The Company does not derive “substantial value” from assets located in India for Indian Tax Law purposes and the transactions contemplated by this Agreement will not be subject to capital gains taxation under Indian Tax Law on the indirect transfer of the capital stock of any Indian Subsidiary of the Company.

3.19 Brokers. Except for the Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Parent, the Company or any of the Company’s Subsidiaries has any obligation. A redacted copy of the engagement letter with the Advisor has been made available to Parent prior to the date of this Agreement and the fees and expenses set forth in the unredacted portion thereof are the total amount of fees and expenses due to the Advisor.

3.20 Insurance. Except as would not have a Company Material Adverse Effect, each of the insurance policies held by, or for the benefit of, the Company or any of the Company’s Subsidiaries in effect as of the date of this Agreement are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Prior to the date of this Agreement, the Company has made available to Parent correct and complete copies of the material insurance policies in effect as of the date of this Agreement (or where no such copies are available, a reasonably detailed written description thereof).

3.21 Permits. The Company Group holds, in all material respects, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company Group as currently conducted. The Company Group complies with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

3.22 Real Property.

(a) The Company Group does not own any real property.

(b) Section 3.22(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements, pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property in excess of 1,000 square feet (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has a valid, binding and enforceable leasehold estate in the Leased Real Property, free and clear of all Liens (other than Permitted Liens) subject to the Enforceability Limitations. Except as would not have a Company Material Adverse Effect, neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in breach of or default pursuant to any Lease.

(c) Section 3.22(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (each, a “Sublease”) as of the date hereof granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, except as would not have a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease; (ii) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Company Group.

3.23 Intellectual Property.

(a) Section 3.23(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all (i) Company Registered Intellectual Property; and (ii) Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any material Company Registered Intellectual Property. None of the material Company Registered Intellectual Property is jointly owned with any third Person. Except as would not have a Company Material Adverse Effect, the Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid, and enforceable.

(b) Except as would not be a Company Material Adverse Effect, the Company and its Subsidiaries, taken as a whole, (i) own, free and clear of all Liens (other than Permitted Liens) all Company Intellectual Property and (ii) have valid rights to use all other Intellectual Property used in the operation of the Company’s and its Subsidiaries’ business. Each of the Company and its Subsidiaries uses commercially reasonable efforts to require Persons who have contributed, developed or conceived any material Company Intellectual Property to assign such Intellectual Property to the Company or the applicable Subsidiary.

(c) The operation of the business of the Company Group, as such business currently is conducted as of the date of this Agreement (i) does not infringe, misappropriate, dilute or otherwise violate and (ii) in the last six (6) years has not infringed, misappropriated or otherwise violated, in each case of clause (i) and (ii), the Intellectual Property of any third Person in a manner that resulted in a Company Material Adverse Effect. There is no pending Legal Proceeding to which the Company or any of the Company’s Subsidiaries is a named party, or to the Knowledge of the Company, that is threatened, in writing alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any Person, except as would not have a Company Material Adverse Effect.

(d) To the Knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, except as would not reasonably be expected to have a Company Material Adverse Effect, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(e) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of material trade secrets included in the Company Intellectual Property, and to the Knowledge of the Company, except as would not be material to the Company and its Subsidiaries individually or in the aggregate, there has not been any unauthorized disclosure of or unauthorized access to same in any manner that has resulted in the misappropriation of, or loss of any such trade secrets.

(f) Except as would not have a Company Material Adverse Effect, the Company Systems do not contain any undisclosed or hidden device, code or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that are designed to permit unauthorized access or the unauthorized disablement or unauthorized erasure of such Company System or information or data (or any parts thereof) of the Company or its Subsidiaries.

(g) The Company’s and its Subsidiaries’ use, distribution and conveyance of Software included in the Company Intellectual Property is in compliance with any open source licenses applicable thereto and (ii) such use, distribution or conveyance described in clause (i) does not require the disclosure, distribution or licensing of any source code of such Software included in the Company Intellectual Property, in each case of clause (i) and (ii), except as would not have a Company Material Adverse Effect.

(h) None of the Company nor any of its Subsidiaries has disclosed, made available or provided to any Person, or allowed any Person to access or use, any such source code described in subsection (g) above or other material confidential information of the Company Group, in each case, other than to employees, contractors and consultants of the Company and its Subsidiaries that have a duty of confidentiality with respect to same, or to other third parties subject to appropriate written confidentiality obligations, except as would not have a Company Material Adverse Effect.

(i) Each of the Company and its Subsidiaries uses commercially reasonable efforts to implement reasonable policies and procedures for the Company’s or, as applicable, such Subsidiary’s use of AI Solutions. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (A) own or possess valid and, to the Knowledge of the Company, enforceable rights to use any AI Solutions and AI Training Data used by the Company and its Subsidiaries and (B) have used commercially reasonably efforts to comply with all license terms applicable to such AI Solutions and AI Training Data.

3.24 Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are, and during the three (3) years preceding the date of this Agreement have been, in material compliance with all of the following to the extent governing privacy, data protection, cybersecurity, or security breach notification or otherwise relating to the access, creation, collection, processing, storage, use, maintenance, disclosure, distribution, sharing, retention, disposal, transfer, transmission, receipt, import, disposal, disclosure, protection or performance of any other operation (collectively, “Processing” or “Processed”) of Personal Information by or for the Company or its Subsidiaries: (i) applicable Laws, including HIPAA (ii) the Company’s and its Subsidiaries’ published, public-facing notices (the “Privacy Policies”), and (iii) the Company’s and its Subsidiaries’ contractual obligations, (collectively, (i)-(iii), “Personal Information Laws and Policies”) except in each case of (i)-(iii), except as would not be material to the Company. There are no (A) current Legal Proceedings to which the Company or any of the Company’s Subsidiaries is a named party or, (B) to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries, in each case, alleging a violation of any Personal Information Laws and Policies by the Company or any of the Company’s Subsidiaries, in the case of (B), except as would not be material to the Company or any of its Subsidiaries, and during the three (3) years preceding the date of this Agreement, there have been no such Legal Proceedings brought against the Company or any of the Company’s Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries has as of the date of this Agreement received any written notice from (x) any Governmental Authority or (y) except as would not be material to the Company or any of its Subsidiaries, any other Person, in each case with respect to (x) and (y), relating to an alleged violation of Personal Information Laws and Policies by the Company or any of the Company’s Subsidiaries.

(b) During the three (3) years preceding the date of this Agreement, there have been no material actual (i) breaches, cyberattacks, security incidents, unauthorized uses, or other unauthorized access to the Company Systems, including any “breach” of “unsecured protected health information” (as defined by HIPAA) (ii) unauthorized Processing of any Personal Information or material confidential information stored thereon or Processed thereby), and (iii) there has been no incident that has caused any material disruption to, or interruption in, the Company Systems. The Company and its Subsidiaries take, and during the three (3) years preceding the date of this Agreement have taken, commercially reasonable measures designed to protect confidential or sensitive information (including Personal Information) Processed by or for the Company or any of its Subsidiaries against unauthorized access, use, modification, loss, disclosure, other Processing, or any other misuse, in each case, except as would not have a Company Material Adverse Effect.

(c) Except as would not be material to the Company or any of its Subsidiaries, the Company and its Subsidiaries have (i) at all times obtained written permission prior to engaging in the de-identification of client Personal Information or providing data aggregation services; (ii) de-identified all Personal Information in accordance with HIPAA; and (iii) not sold, licensed, or otherwise commercialized any “protected health information” (as defined in HIPAA).

3.25 Environmental Matters. Except as would not have a Company Material Adverse Effect, none of the Company and its Subsidiaries (a) has received any written notice alleging that the Company or any of its Subsidiaries has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of, or as would give rise to liability under, any applicable Environmental Law; (c) has exposed any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is subject to any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by or liability of the Company or its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law; or (f) to the Knowledge of the Company, does not own or operate any property or facility contaminated by any Hazardous Substance which has resulted or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under Environmental Law.

3.26 Absence of Certain Changes. Since the date of the consolidated balance sheet of the Company Group as of March 31, 2024, set forth in the Company’s quarterly report on Form 10-Q filed by the Company with the SEC for the period ended March 31, 2024 (the “Latest Company Balance Sheet”) through the date hereof, (a) except in connection with the consideration by the Company of a potential strategic transaction or in connection with the transactions contemplated hereby, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) neither the Company nor its Subsidiaries has taken any action which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of subsections (a), (b), (e), (g), (h), (l), (m) or (t) of Section 5.2. From the date of the Latest Company Balance Sheet to the date of this Agreement, there has not been any Company Material Adverse Effect.

3.27 Government Contracts. The Company is not party to: (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

3.28 Top Vendors.

(a) Section 3.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2023 (the “Top Vendors”).

(b) Except as set forth on Section 3.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, to the Knowledge of the Company, threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.

3.29 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, including any Company RSUs, Company SARs, or Company Options, and for the Company Warrants (as applicable), there are no current or proposed Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that has not been so disclosed.

3.30 No Additional Representations or Warranties. Notwithstanding any provision of this Agreement to the contrary, except as provided in this Article III or in any certificate received by Parent or Merger Sub pursuant to Section 7.2(c), neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or their Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is duly organized, validly existing and in good standing pursuant to the Laws of Delaware; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger Transactions have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger Transactions do not and will not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4 Requisite Governmental Approvals. No consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; and (iii) such other consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. As of the date hereof, neither Parent nor Merger Sub is subject to any Governmental Order of any kind or nature that would prevent or materially delay the consummation of the Merger Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned, directly or indirectly, any shares of Company Capital Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date hereof.

4.7 Brokers. Other than Morgan Stanley & Co. LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger Transactions.

4.8 Operations and Ownership of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger Transactions, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement, including any Debt Financing. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens, except Permitted Liens and transfer restrictions imposed by applicable securities Laws.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger Transactions. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger Transactions.

4.10 Sufficient Funds.

(a) Parent as of the date hereof has, and as of the Closing will have, sufficient available cash on hand or other sources of immediately available funds, necessary to consummate the Merger, including payment of the Per Share Price, all other amounts due under Article II and all other fees and expenses required to be paid by Parent and Merger Sub, in each case, at the Closing.

(b) Parent and Merger Sub understand and acknowledge that their obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.11 Stockholder and Management Arrangements. As of the date hereof, except for the Voting Agreements, neither Parent or Merger Sub nor any of their respective Subsidiaries or Affiliates is a party to, or has authorized, made or entered into, or committed or agreed to enter into, directly or indirectly, any Contract with any party known by Parent or Merger Sub (or their respective Affiliates) to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of any outstanding Company Capital Stock or any, director, officer or employee or any other Affiliate of the Company Group (a) regarding any continuing employment or consulting relationship with the Surviving Corporation or any of its Subsidiaries, businesses or operations from and after the Effective Time, or (b) pursuant to which any such Person (i) would roll over any of their shares of Company Common Stock or other equity interests in the Company into equity interests in Parent or Merger Sub or any other entity or be entitled to receive consideration of a different amount or nature or other differential consideration than the consideration to which such owner or other Person is entitled pursuant to Article II, (ii) has agreed to approve this Agreement or vote against any Superior Proposal or (iii) has agreed to provide, directly or indirectly, equity investment to Parent or Merger Sub to finance any portion of the Merger Transactions.

4.12 Other Interests. Neither Parent nor Merger Sub has acquired, or has agreed to acquire, in any manner (including by purchasing a substantial portion of the assets of or equity in) any business or any corporation, partnership, association or other business organization or division thereof that would reasonably be expected to: (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger Transactions; (b) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of the Merger; (c) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise; or (d) prevent, materially impair or materially delay the consummation of the Merger Transactions.

4.13 Solvency. Assuming the satisfaction of the conditions to Parent’s obligations to consummate the Merger and the accuracy of the representations and warranties set forth in Article III (for this purpose, such representations and warranties shall be true and correct in all material respects without otherwise giving effect to materiality qualifications therein), as of the Effective Time and immediately after giving effect to the Merger Transactions (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger Transactions and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.14 No Foreign Ownership, Control or Influence. Neither Parent nor Merger Sub (a) is a “foreign person” or “foreign entity”, as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof; (b) is under foreign ownership, control or influence as defined in the National Industrial Security Program Operating Manual; and (c) is a “foreign person” within the meaning of the International Traffic in Arms Regulations.

4.15 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its respective Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate received by Parent or Merger Sub pursuant to Section 7.2(c):

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger Transactions;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate received by Parent or Merger Sub pursuant to Section 7.2(c), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger Transactions) in reliance on or in any other way relying on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger Transactions, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article V
INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (w) as expressly contemplated by this Agreement; (x) as required by applicable Law; (y) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; or (z) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to:

(a) use its respective commercially reasonable efforts to maintain its existence in good standing pursuant to applicable Law;

(b) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, to conduct its business and operations in the ordinary course of business in all material respects; and

(c) use its respective commercially reasonable efforts to (x) preserve intact its material assets (including all material Company Intellectual Property), properties, Contracts or other legally binding understandings, licenses and business organizations; (y) keep available the services of its current officers and key employees; and (z) preserve the current relationships with customers, vendors, distributors, partners (including platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations;

provided, that no action or failure to act by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of Section 5.2 will be deemed a breach of this Section 5.1.

5.2 Forbearance Covenants. Except (w) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (x) as required by applicable Law, (y) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (z) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a) amend the Charter, the Bylaws or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Securities, except (A) for the issuance of shares of Company Common Stock upon the vesting and exercise or settlement, as applicable, of Company Options, Company RSUs or Company SARs outstanding as of the Capitalization Date pursuant to their terms in effect as of the date hereof under the applicable Company Equity Plan; or (B) pursuant to agreements set forth in Section 3.8(d) of the Company Disclosure Letter as in effect on the date hereof;

(d) directly or indirectly acquire, repurchase or redeem any Securities, except for (i) repurchases, withholdings, or cancellations of Securities pursuant to the terms and conditions of Company Options, Company RSUs or Company SARs or Company Warrants outstanding as of the date hereof in accordance with their terms in effect as of the date hereof under the applicable Company Equity Plan or Company Warrant, or (ii) transactions between the Company and any of its direct or indirect Subsidiaries;

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; (iii) pledge or encumber any shares of its capital stock or other equity or voting interest; or (iv) modify the terms of any shares of its capital stock or other equity or voting interest;

(f) (i) incur or assume any Indebtedness (including any long-term or short-term debt, but excluding Indebtedness of the type described in Section 1.1(tt)(iv), Section 1.1(tt)(vii), Section 1.1(tt)(viii) or Section 1.1(tt)(ix)) or issue any debt securities, except (A) for trade payables incurred in the ordinary course of business; (B) obligations incurred pursuant to business credit cards in the ordinary course of business; (C) intercompany loans or advances between or among the Company and/or its direct or indirect Subsidiaries; and (D) borrowings incurred under the Revolving Line (as defined in pursuant to the Company Loan and Security Agreement as of the date hereof) up to the lesser of (1) $500,000 and (2) the Available Amount (as defined in the Company Loan and Security Agreement as of the date hereof); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company;

(g) mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f) or consented to by Parent;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; and (iii) loans, advances or capital contributions to, or investments in, direct or indirect wholly-owned Subsidiaries of the Company in accordance with applicable Law;

(i) acquire, lease, license, sell, abandon, transfer, assign, guarantee, or exchange any assets, tangible or intangible (including any Company Intellectual Property), in each case in excess of $250,000 individually, and other than (1) the sale, lease or licensing of products or services of the Company Group, (2) non-exclusive licensing of Company Intellectual Property on a standalone basis; (3) the acquisition, assignment, transfer, guaranteeing or pledging of Company Intellectual Property, (4) abandoning or permitting any material Company Intellectual Property to lapse; and (5) any capital expenditures permitted by (or consented to by Parent) under Section 5.2(n); in each case of (1) – (5), in the ordinary course of business or in the Company’s reasonable business judgment;

(j)

(i) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any Employee Plan or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute an Employee Plan if in effect on the date hereof;

(ii) increase the compensation or benefits of any current or former director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group (other than any increase in the ordinary course of business of the base salary of any employee of the Company Group with annual compensation (or an expected annual base compensation) below $200,000), or any special bonus or special remuneration to any current or former director, officer, employee, individual consultant, individual independent contractor or other individual service provider of the Company Group, or accelerate the timing of payment or vesting of any payment or benefit under any Employee Plan or otherwise, except in the case of each of (i) and (ii), as may be required by applicable Law or the terms of the applicable Employee Plan in effect as of the date hereof that is set forth on Section 3.16(a) of the Company Disclosure Letter; or

(iii) enter into any change in control, severance or similar agreement or any retention or similar agreement with any current or former officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group, except as may be required by applicable Law or the terms of the applicable Employee Plan in effect as of the date hereof that is set forth on Section 3.16(a) of the Company Disclosure Letter;

(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (i) reflected or reserved against in the Audited Company Balance Sheet; (ii) for solely monetary payments by the Company (net of any insurance proceeds received or reasonably expected to be received) of no more than $350,000 individually and $2,000,000 in the aggregate; or (iii) settled in compliance with Section 6.14;

(l) except as required by applicable Law or GAAP, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any change in any of its accounting principles or practices;

(m) (i) make (other than in the ordinary course of business and consistent with past practice) or change or revoke any material Tax election; (ii) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) file an amended material Tax Return; (v) enter into a closing agreement with any Governmental Authority regarding any material Tax; (vi) adopt or change any material method of accounting for Tax purposes; (vii) fail to pay any material Tax that becomes due and payable (including any estimated tax payments); or (viii) change any U.S. federal income tax classification;

(n) incur or commit to incur any capital expenditure(s) other than (i) as contemplated by the capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Letter; (ii) expenditures that do not exceed $1,000,000 in the aggregate; (iii) pursuant to obligations in existence as of the date hereof under any Material Contract or (iv) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident that are covered by insurance or otherwise reasonably advisable in order to maintain business continuity;

(o) enter into, modify or amend, or act to terminate (i) any Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; (ii) any Material Contract except in the ordinary course of business or pursuant to any automatic termination, renewal or extension pursuant to terms of such Material Contract or (iii) any Company Warrant;

(p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(q) implement or announce a “plant closing,” “mass layoff” (each as defined in WARN), furlough, reduction in compensation, reduction-in-force, or similar personnel action that could implicate WARN;

(r) grant any material refunds, credits, rebates, or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(s) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships), limited liability corporation or similar legal arrangement with any third Person;

(t) (i) enter into, modify, amend, extend, negotiate or terminate any Collective Bargaining Agreement, or (ii) recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(u) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(v) hire or engage (other than to replace) any employee or independent contractor with annual compensation (or an expected annual compensation), exclusive of equity grants, in excess of $200,000; or

(w) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) No Solicitation or Negotiation.

(i) Upon the execution of this Agreement, subject to the terms of this Section 5.3, the Company will cease and cause to be terminated any discussions or negotiations then ongoing with any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) that would be prohibited by this Section 5.3(a), request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person in connection with a potential Acquisition Proposal with whom a confidentiality agreement was entered into with respect to a potential Acquisition Proposal, or any such Person who made an Acquisition Proposal, and (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives in connection with any potential Acquisition Proposal; and (B) terminate all access granted to any such Person and its Representatives to any physical or electronic data room.

(ii) Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, and will not instruct, authorize or knowingly permit any of its Representatives to, directly or indirectly:

(A) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

(B) furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

(C) participate or engage in discussions or negotiations with any Person (other than its Representatives acting on its behalf or Parent, Merger Sub or any designees of Parent or Merger Sub) with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3 and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal);

(D) approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal or any other offers or proposals that would reasonably be expected to lead to an Acquisition Proposal; or

(E) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”).

Notwithstanding anything in this Agreement to the contrary, from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).

(b) Superior Proposals. Notwithstanding anything to contrary set forth in this Agreement, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company’s advisors), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.3(a); provided, however, that (i) the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal, or would reasonably be expected to lead to, a Superior Proposal, and (ii) the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(b) would be or would reasonably be expected to be inconsistent with its fiduciary obligations pursuant to applicable Law; and provided further, however, that the Company will promptly (and in any event within 48 hours) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board (or a committee thereof):

(i)

(A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect;

(B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;

(C) fail to publicly reaffirm the Company Board Recommendation in response to an Acquisition Proposal that has been publicly disclosed within ten (10) Business Days after Parent so requests in writing, provided, that the Company will not be obligated to reaffirm the Company Board Recommendation more than once per Acquisition Proposal and each material modification thereof;

(D) fail to publicly recommend against acceptance by the holders of shares of Company Capital Stock of a tender or exchange offer that if consummated would constitute an Acquisition Transaction within 10 Business Days of the commencement thereof pursuant to Rules 14d-2 of the Exchange Act; or

(E) fail to include the Company Board Recommendation in the Proxy Statement;

(any action described in clauses (A) through (E), a “Company Board Recommendation Change”); or

(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any positive material event, development or material change in circumstances with respect to the Company that (x) was not actually known to, or reasonably foreseeable or expected by, the Company Board as of the date hereof or if actually known, or reasonably foreseeable or expected, the consequences of which were not known, or reasonably foreseeable or expected, as of the date hereof; and (y) does not relate to (1) any Acquisition Proposal; or (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be or would reasonably be expected to be inconsistent with its fiduciary obligations pursuant to applicable Law and if and only if:

(A) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Intervening Event Notice Period”) to the effect that the Company Board (or a committee thereof) has (1) so determined; and (2) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the applicable Intervening Event in reasonable detail as known by the Company; and

(B) prior to effecting such Company Board Recommendation Change, the Company, during such Intervening Event Notice Period, must have, and must have used its commercially reasonable efforts to cause its appropriate Representatives to have, negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) regarding any proposal by Parent in good faith to adjust the terms of this Agreement so that the Company Board no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be or would reasonably be expected to be inconsistent with its fiduciary obligations pursuant to applicable Law; provided, however, that in the event of any material changes to the facts and circumstances relating to such Intervening Event, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(i) with respect to such new written notice (it being understood that the “Intervening Event Notice Period” in respect of such new written notice will be two Business Days); or

(ii) if the Company has received a bona fide Acquisition Proposal, that the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (y) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(A) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be or would reasonably be expected to be inconsistent with its fiduciary obligations pursuant to applicable Law;

(B) the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(C) (1) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Superior Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (a) received an Acquisition Proposal that has not been withdrawn; (b) determined in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (c) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement that would cause such Acquisition Proposal to cease to be a Superior Proposal, which notice will include the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (2) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Superior Proposal Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) regarding any proposal by Parent in good faith to the terms of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii) with respect to such new written notice (it being understood that the “Superior Proposal Notice Period” in respect of such new written notice will be two Business Days); and

(D) in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b).

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by the Company or, to the Knowledge of the Company, any of its Representatives, or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or, to the Knowledge of the Company, any of its Representatives with respect to, or that constitute or would reasonably be expected to lead to, an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such Acquisition Proposal. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status (and supplementally provide the terms) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations. For purposes of this Section 5.3(e), “Knowledge” of the Company shall also include the actual knowledge of the Company’s and its Subsidiaries’ directors, executive officers, legal counsel and financial advisors.

(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be prohibited by this Agreement and will not be deemed to be (x) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (y) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

(g) Breach by Representatives. The Company agrees that any material breach of this Section 5.3 by any of its Representatives will be deemed to be a breach of this Agreement by the Company.

Article VI
ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (x) to take (or cause to be taken) all actions; (y) do (or cause to be done) all things; and (z) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger Transactions, including by using reasonable best efforts to:

(i) cause the conditions to the Merger Transactions set forth in Article VII to be satisfied;

(ii) (A) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger Transactions; and

(iii) to the extent specifically requested in writing by Parent, obtain all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger Transactions.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger Transactions, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Antitrust Filings.

(a) Each of Parent and the Company will use reasonable best efforts to supply (or cause the other to be supplied) any information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction related to the Merger Transactions and use reasonable best efforts to obtain any required consents pursuant to any Antitrust Laws applicable to the Merger Transactions, in each case as soon as practicable. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger Transactions pursuant to any Antitrust Laws applicable to the Merger Transactions, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request. Each of Parent and Merger Sub, on the one hand, and the Company (and its Affiliates, if applicable), on the other hand agree that no Party may enter into any agreement or understanding with any Governmental Authority with respect to the Merger Transactions without the prior written consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed.

(b) Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger Transactions, Parent shall (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company Group; and (B) any other restrictions on the activities of the Company Group; and (ii) contest, defend and appeal, and the Company shall take any such action at the direction of Parent, any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger Transactions; provided, that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.2(b) or any other provision of this Agreement shall require or obligate Parent, Merger Sub, or any of Parent’s Affiliates or Subsidiaries to, and the Company shall not, without the prior written consent of Parent, agree or otherwise be required to, take any action, including any action contemplated by this Section 6.2(b), with respect to any of Parent’s Affiliates (excluding Merger Sub, but including (x) General Catalyst and any investment funds or investment vehicles affiliated with, or managed and advised by, General Catalyst, and (y) any portfolio company (as such term is commonly understood in the private equity industry) or investment of General Catalyst or of any such investment fund or investment vehicle, or any interest therein), other than Parent and its Subsidiaries; provided, further, that the Parties shall not be obligated to take any action except if such action is conditioned upon the consummation of the Merger Transactions. Any divestiture of Parent’s assets shall not materially affect the value of the transaction.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other parties hereto of, and, if in writing, furnish, to the extent permitted by Law or the relevant Governmental Authorities, the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger Transactions and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger Transactions to a Governmental Authority; (ii) keep the other parties reasonably informed with respect to the status of any such submissions to any Governmental Authority in connection with the Merger Transactions and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws and (C) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger Transactions; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger Transactions without giving the other parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that each of Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. As promptly as reasonably practicable following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger Transactions and this Agreement pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or, except to the extent related to a Superior Proposal or Company Board Recommendation Change, any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, on the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation, warranty or covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

(c) Other Required Parent Filing. If Parent or Merger Sub is required to file any document with the SEC in connection with the Merger Transactions and this Agreement pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, on the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation, warranty or covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. Except to the extent related to a Superior Proposal or Company Board Recommendation Change, the Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will provide a copy of all written correspondence (or, to the extent such correspondence is oral, a summary thereof) from the SEC or its staff.

(g) Dissemination of Proxy Statement. Subject to applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., Eastern time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement. The Company will keep Parent reasonably informed regarding all matters relating to the proxy solicitation process, including by promptly furnishing any voting or proxy solicitation reports received by the Company.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of Nasdaq to establish a record date for (and, except as required by law, the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval, and the Company shall, in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as soon as reasonably practicable after the date hereof to enable such record date to be set for the Company Stockholder Meeting. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting, and at the request of Parent, the Company will postpone or adjourn, as applicable, the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval, (ii) if there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting provided that, in the case of the foregoing clauses (i) or (ii), (x) such postponement or adjournment will not occur more than two times or be for more than ten Business Days each and (y) in no event shall the record date of the Company Stockholder Meeting be changed, in each case, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or an order or a request from the SEC or its staff; or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law or otherwise deemed advisable by the Company Board upon the advice of counsel is provided to the Company Stockholders for the amount of time required by Law in advance of the Company Stockholder Meeting; provided, that, in the case of the foregoing clause (iv), each such postponement or adjournment shall not be for more than five Business Days. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

6.5 Cooperation With Debt Financing.

(a) Cooperation with Debt Financing. Prior to the Effective Time, the Company will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, and will use commercially reasonable efforts to cause their respective Representatives to use their commercially reasonable efforts, to:

(i) provide Parent and Merger Sub with such reasonable cooperation as may be reasonably requested by Parent or Merger Sub upon reasonable notice to assist them in arranging and consummating the debt financing (if any) to be obtained by Parent or Merger Sub in connection with the Merger (the “Debt Financing”);

(ii) participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company to participate), at reasonable times and upon reasonable prior written notice, in a reasonable and limited number of meetings and presentations with actual or prospective lenders, due diligence sessions, drafting sessions and sessions with rating agencies; and otherwise provide reasonable and customary cooperation with the marketing and due diligence efforts for any Debt Financing; provided that any such meeting or presentation may be conducted virtually by videoconference or other media;

(iii) provide reasonable and customary assistance to Parent, Merger Sub and the Financing Sources with the timely preparation by Parent, Merger Sub or the Financing Sources of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar customary documents reasonably required in connection with the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case, based on financial information and data derived from the Company’s historical books and records, in each case, as may be reasonably requested by Parent and reasonably available and prepared by or for the Company Group in the ordinary course of business; provided, however, that no member of the Company Group will be required to provide any information or assistance with respect to the preparation of (x) pro forma financial statements or (y) forecasts of financing statements, in each case of clauses (x) and (y), relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iv) furnish Parent, Merger Sub and the Financing Sources, as promptly as practicable, with the Required Financial Statements;

(v) provide reasonable and customary assistance to Parent and Merger Sub, in each case, upon reasonable request of Parent, in connection with the execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective at or after the Effective Time and subject to the occurrence of the Closing Date) of reasonable and customary pledge and security documents (including consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, surveys and title insurance as reasonably requested by Parent or Merger Sub), mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or Merger Sub, facilitating the delivery of insurance certificates and endorsements, and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests (and perfection thereof) in respect of the Debt Financing, it being understood that, in each case, such documents will not take effect until the Effective Time and conditioned on the occurrence of the Closing, and providing reasonable cooperation with Parent, upon request of Parent, to obtain customary and reasonable corporate and facilities ratings;

(vi) upon reasonable request of Parent, provide customary authorization letters to the Financing Sources authorizing the distribution of information about the Company Group to prospective lenders or investors and containing a representation to the Financing Sources that the information pertaining to the Company Group and based on financial information and data derived from the Company’s historical books and records contained in the disclosure and marketing materials related to the Debt Financing and which was, in each case, provided by the Company, is complete and correct in all material respects and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries; provided, however, that all such materials have been previously identified to, and provided to, the Company with reasonable advance notice and that the Company has been given an opportunity to review and comment on such materials and exclude any information that the Company believes to constitute material non-public information);

(vii) upon reasonable request of Parent, facilitate and assist in the preparation, execution and delivery of one or more reasonable and customary credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Parent or Merger Sub (including, furnishing all reasonable and customary information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates as may be reasonably requested by Parent and reasonably available and prepared by or for the Company Group in the ordinary course of business); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and shall become effective no earlier than the Effective Time;

(viii) take all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent or Merger Sub to permit the consummation of the Debt Financing; provided that the Company Board shall not be required to approve or authorize the Debt Financing;

(ix) promptly furnish (but in no event later than three Business Days prior to the Closing Date) Parent, Merger Sub and the Financing Sources with all reasonable and customary documentation and other information about the Company Group as is reasonably requested by the Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date; and

(x) upon reasonable request by Parent, provide reasonable cooperation in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective Representatives.

(b) Obligations of the Company.

(i) Notwithstanding anything in this Agreement to the contrary, the Company will not be required pursuant to this Section 6.5 or otherwise in connection with the Debt Financing to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (B) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (C) give any indemnities in connection with the Debt Financing or any action required to be taken by the Company Group pursuant to Section 6.5(a) (other than customary representation letters, authorization letters and undertakings described in Section 6.5(a)(vi))) that are, in each case, effective prior to the Effective Time; (D) take any action that, in the good faith determination of the Company, could reasonably be expected to unreasonably interfere with the conduct of the business or operations of the Company Group or could reasonably be expected to create an unreasonable risk of damage or destruction to any property or assets of the Company Group; or (E) take any action (including the disclosure of any information) that would reasonably be expected to conflict with or violate its organizational documents or any applicable Laws or would reasonably be expected to result in a violation or breach of, or default under, or create a right of termination or acceleration by any third Person party to any Contract to which any member of the Company Group is a party (so long as such Contract is not entered into by the Company with the intent of availing itself of the limitation set forth in this clause (E)).

(ii) Notwithstanding anything in this Agreement to the contrary, (A) no action, liability or obligation of any member of the Company Group or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing or any of the actions required to be taken by the Company Group pursuant to Section 6.5(a) (other than customary representation letters, authorization letters and undertakings described in Section 6.5(a)(vi)) will be effective until the Effective Time, and neither the Company Group nor any of their respective Representatives will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings described in Section 6.5(a)(vi)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time and any such execution shall solely be required only to the extent that such Representative will be continuing in such capacity following Closing; and (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor.

(iii) Nothing in this Section 6.5 will require (A) any officer or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.5 that could reasonably be expected to result in personal liability to such officer or Representative; (B) the pre-Closing Company Board to approve any financing or Contracts or other documents related thereto (other than, if applicable, approval of the execution of customary authorization letters described in Section 6.5(a)(vi)), (C) the Company and/or its Subsidiaries to provide any information where access to such information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine, or other legal privilege applicable to such information, (D) any member of the Company Group to deliver any solvency opinions or legal opinions in connection with the Debt Financing, (E) any member of the Company Group or their respective Representatives to take any action that could reasonably be expected to result in personal liability of any such Person, (F) any member of the Company Group or their respective Representatives to prepare or provide any Excluded Information or (G) cooperation that causes any representation, warranty, covenant or other term in this Agreement to be breached or causes any causes any closing condition to fail to be satisfied.

(iv) Notwithstanding anything to the contrary in this Agreement, a breach or purported breach of the obligations of the Company or its Subsidiaries set forth in Section 6.5 may not be asserted by Parent or Merger Sub as the basis for the termination of this Agreement pursuant to Section 8.1(e) and shall not be considered in determining whether any condition to Closing set forth in this Agreement has been satisfied, nor shall any such breach or purported breach entitle Parent or Merger Sub to damages under this Agreement.

(c) Use of Logos. The Company hereby agrees to reasonably cooperate with the marketing efforts of Parent and the Financing Sources in connection with the use of the Company and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company Group or the reputation or goodwill of the Company Group; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement and the Clean Team Agreement. Subject to the terms of the Confidentiality Agreement, and without limiting the provisions or effect of the Confidentiality Agreement, Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) that, in the case of each of the foregoing, have been approved by the Company in writing following the specific written request of Parent, so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary. The Parties acknowledge and agree that the provisions of the Confidentiality Agreement, including the responsibility of the parties to the Confidentiality Agreement for their Representatives thereunder (as defined therein), including any actual or potential financing sources, shall apply with respect to the provision of any information to any third parties in connection with the Debt Financing.

(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.5 (other than any costs and expenses with respect to any information that would be required to be produced by any member the Company Group in the ordinary course of business independent of the obligations set forth in this Section 6.5, including any costs and expenses in preparing the Required Financial Statements).

(f) Indemnification. The Company Group and its Representatives will be indemnified and held harmless by Parent and from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.5 or the provision of information utilized in connection therewith other than any such amount resulting from their willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final judgement not subject to further appeal. Parent’s obligations pursuant to Section 6.5(e) and this Section 6.5(f) referred to collectively as the “Reimbursement Obligations.” The Reimbursement Obligations shall survive termination of this Agreement.

(g) No Exclusive Arrangements. In no event will Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company Group or in connection with the Merger Transactions.

(h) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the transactions contemplated hereby, including the Merger.

6.6  Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.7  Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will use its commercially reasonable efforts to afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the properties, books and records and personnel of the Company to the extent reasonably requested by Parent in furtherance of the potential consummation of the Merger Transactions, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.7 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement and the clean team agreement, dated June 6, 2024, between Parent and the Company (the “Clean Team Agreement”) will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7. All requests for access pursuant to this Section 6.7 must be directed to the General Counsel of the Company, or another person designated by the Company.

6.8  Section 16(b) Exemption. Prior to the Effective Time, the Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) will take all actions reasonably necessary or advisable to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act. Prior to taking the actions required by this Section 6.8, the Company will provide Parent and its counsel copies of resolutions or other documentation with respect to such actions and the Company shall give due consideration to all reasonable additions, deletions or changes thereto suggested by Parent or its counsel.

6.9  Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)  Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.9(b), such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)  Indemnification Obligation.

(i)  Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless (and advance expenses), to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (A) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (B) the Merger Transactions, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved.

(ii)  In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible).

(iii)  Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. No Indemnified Person will be liable for any settlement, compromise, consent or termination effected in contravention of the foregoing sentence. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c)  D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.9(c), the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d)  Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

(e)  No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable Law (whether at law or in equity).

(f)  Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.9 will be joint and several.

(g)  Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.10  Employee Matters.

(a)  Employment; Benefits. For a period of one year following the Effective Time (or, if earlier, the date of termination of an applicable Continuing Employee) (the “Continuation Period”), the Surviving Corporation and its Subsidiaries will provide to each Continuing Employee (i) a base salary or base wage rate and target annual cash incentive and bonus opportunities, as applicable, that are no less favorable in the aggregate than those provided to each Continuing Employee immediately prior to the Effective Time; and (ii) employee benefits (excluding nonqualified deferred compensation, bonus, incentive, equity or equity-based, severance, change in control, transaction or retention compensation or arrangements or defined benefit pension and post-employment or retiree health or welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to either, at Parent’s discretion, (A) those provided to each Continuing Employee immediately prior to the Effective Time under the Employee Plans set forth on Section 3.16(a) of the Company Disclosure Letter, and (B) those provided to similarly situated employees of Parent or (C) some combination of (A) and (B), in each case, excluding the Excluded Benefits. With respect to any Continuing Employee whose employment is involuntarily terminated by the Surviving Corporation without “cause” (and not due to the Continuing Employee’s death or disability) during the Continuation Period, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits that are no less favorable than the severance benefits to which such Continuing Employee would have been entitled to receive upon such termination pursuant to the terms of the Employee Plan set forth on Section 6.10(a) of the Company Disclosure Letter, as in effect on the date hereof.

(b)  New Plans. Following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to each Continuing Employee credit for service with the Company Group prior to the Effective Time under the employee benefit plans of the Surviving Corporation and its Subsidiaries in which such Continuing Employee participates following the Effective Time (the “New Plans”) for purposes of eligibility to participate, vesting and entitlement to benefits solely for purposes of vacation accrual and severance pay entitlement to the same extent and for the same purpose as such service was credited under the analogous Employee Plan in which such Continuing Employee participated immediately prior to the Effective time, except that such service need not be credited to the extent that it would result in duplication of compensation, coverage or benefits for the same period of service and shall not apply for any purpose under any Excluded Benefit. In addition, and without limiting the generality of the foregoing, for the plan year in which the Effective Time occurs, the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause: (i) each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Employee Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extent waived or satisfied under the analogous Old Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (iii) any eligible expenses paid by such Continuing Employee and his or her covered dependents under any Old Plan that is a group health plan for the plan year in which the Effective Time occurs to be given full credit under the applicable New Plan that is a group health plan for purposes of satisfying the corresponding deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents as if such amounts had been paid in accordance with such New Plan.

(c)  At the written request of Parent provided no later than ten (10) Business Days prior to the Closing Date, the applicable member of the Company Group shall, at least one day prior to the Closing Date, adopt written resolutions (the form of which shall have been approved by Parent, whose approval shall not be unreasonably withheld) to terminate any Employee Plan that is intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) and to fully vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Closing Date. Parent shall allow eligible rollover contributions to the Parent 401(k) Plan of account balances under the Company 401(k) Plan.

(d)  No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section  6.10 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section  6.10, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan, New Plan or any other benefit or compensation, plan, program, policy, agreement or arrangement or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third-party beneficiary rights in any Person; or (iv) establish, amend or modify any Employee Plan or any other benefit or compensation plan, program, policy, agreement or arrangement.

6.11  Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.12  Notification of Certain Matters.

(a)  Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger Transactions set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger Transactions or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.12(a).

(b)  Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger Transactions set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger Transactions or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.12(b).

(c)  Impact of Non-Compliance. The Company’s or Parent’s failure to comply with this Section 6.12 will not be taken into account for purposes of determining whether any conditions to the Merger Transactions set forth in Article VII have been satisfied.

6.13  Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger, of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will each be reasonably acceptable to the other Party. Thereafter, the Company and its Affiliates (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub and their Affiliates (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the other hand, will obtain other Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger Transactions, except with respect to communications that are (w) required by applicable Law, regulation or stock exchange rule or listing agreement; (x) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); (y) principally directed to any existing or prospective general or limited partners, equity holders, members and investors of Parent or its Affiliates, so long as such communications are consistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication (z) solely to the extent related to a Superior Proposal or Company Board Recommendation Change.

6.14  Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

6.15  Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (and refrain from doing any things or taking any actions in contravention of applicable SEC and Nasdaq requirements to cause) (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting; and (c) the suspension of the Company’s duty to file reports under Sections 13 and 15(d) of the Exchange Act as promptly as practicable thereafter. In furtherance of the foregoing, the Company shall file all forms, reports, statements, schedules, certifications and other documents with the SEC that it is required to furnish or file pursuant to applicable Law.

6.16  Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.17  Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger Transactions in accordance with applicable Law and its organizational documents.

6.18  No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.19  No Stockholder or Employment Discussions. Except as approved by the Company Board, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or Affiliates to, directly or indirectly, authorize, make or enter into, or commit or agree to enter into, any Contract with any party known by Parent or Merger Sub (or their respective Affiliates) to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of any outstanding Company Capital Stock or any director, officer or employee of the Company or any of its Affiliates (a) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; or (b) pursuant to which any such Person (i) would roll over any of their shares of Company Common Stock or other equity interests in the Company into equity interests in Parent or Merger Sub or any other entity or be entitled to receive consideration of a different amount or nature or other differential consideration than the consideration to which such Person is entitled pursuant to Article II, (ii) would agree to approve this Agreement or vote against any Superior Proposal or (iii) other than as set forth on Schedule 6.19, would agree to provide, directly or indirectly, equity investment to Parent or Merger Sub to finance any portion of the Merger Transactions.

6.20  Payoff Letter. The Company shall: (a) obtain a Payoff Letter, specifying the Payoff Amount, and lien terminations to the extent necessary for the release of all Liens related to, and the payoff, discharge and termination in full of, all obligations outstanding under the Company Loan and Security Agreement; and (b) at least three (3) Business Days prior to the Closing Date, deliver to Parent (i) a copy of such fully executed Payoff Letter and (ii) customary documentation evidencing the release of all Liens with respect to the Company Loan and Security Agreement (including any customary termination statements on Form UCC-3 or other customary releases).

Article VII
CONDITIONS TO THE MERGER

7.1  Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)  Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)  Antitrust Laws. No voluntary agreement with the Federal Trade Commission, Department of Justice or other Governmental Authority not to consummate the Merger Transactions for any period of time shall be in effect.

(c)  No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, that in each case prohibits or enjoins the consummation of the Merger.

7.2  Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)  Representations and Warranties.

(i)  Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in Article III shall will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.

(ii)  The representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.3 (Corporate Power; Enforceability), Section 3.4 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 3.5 (Requisite Stockholder Approval), Section 3.6(a) (Non-Contravention), and Section 3.19 (Brokers) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date).

(iii)  The representations and warranties set forth in Section 3.8(a) (Capital Stock) and in the second sentence of Section 3.8(b) (Stock Reservation), shall be true and correct in all respects as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company or Parent, individually or in the aggregate, that is more than $3,750,000.

(iv)  The representation and warranty set forth in the last sentence of Section 3.26 (Absence of Certain Changes) shall be true and correct in all respects.

(b)  Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)  Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)  Payoff Amount Payment. At or immediately following the Closing, the Company shall pay the Payoff Amount specified in the Payoff Letter with respect to the Company Loan and Security Agreement.

(e)  FIRPTA Certificate. Parent and Merger Sub shall have received an affidavit, dated as of the Closing Date and executed by the Company under penalties of perjury, stating that the Company has not been a “United States real property holding corporation” (within the meaning of Section 897(c) of the Code and the Treasury Regulations promulgated thereunder) at any time during the five-year period ending on the Closing Date, together with a draft notice, prepared in accordance with Treasury Regulation Section 1.897-2(h)(2), to be mailed promptly (together with copies of such affidavit) to the IRS in accordance with Treasury Regulation Section 1.897-2(h)(2), in the form attached hereto as Exhibit A.

(f) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date hereof that is continuing.

(g) Company Disclosure Letter. The conditions specified in Section 7.2(g) of the Company Disclosure Letter shall have been satisfied.

7.3  Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)  Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)  Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)  Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

8.1  Termination. This Agreement may be validly terminated, and the Merger Transactions may be abandoned, only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)  at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b)  by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that prohibits or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to perform its obligations under this Agreement in any material respect, including Section 6.2, or whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in the issuance, promulgation, enforcement or entry of any such judgment, order or law;

(c)  by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on January 21, 2025 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i)(A) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(h); or (B) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d)  by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e)  by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that (i) Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured) and (ii) Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if, at the time that such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3;

(f)  by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m. (Pacific Time) on the tenth (10th) Business Day following the date on which such right to terminate first arose;

(g)  by Parent, if the Company Group or any of its directors or officers, or any of its financial advisors or attorneys engaged by the Company Group in connection with the Merger Transactions (or any Person acting at the Company Group’s instruction), materially breach Section 5.3;

(h)  by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(h) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h) and the basis for such termination, it being understood that (i) the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured) and (ii) the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if, at the time that such termination would otherwise take effect in accordance with the foregoing, the Company has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2;

(i)  by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement providing for the consummation of the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b);

8.2  Manner and Notice of Termination; Effect of Termination.

(a)  Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)  Effect of Termination.

(i)  Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties.

(ii)  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except that Section 6.5(d) (Confidentiality), Section 6.5(e) (Reimbursement), Section 6.5(f) (Indemnification), Section 6.13 (Public Statements and Disclosure), this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(e) (Sole and Exclusive Remedy), including the Parent Liability Limitation and the Company Liability Limitation, nothing in this Agreement will relieve any Party from any liability for any willful and material breach of this Agreement, which liability or damages the Parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Merger Transactions, and that the Company shall also have the right to seek monetary damages in respect of holders of shares of Company Common Stock or other equity interests in the Company (including monetary damages based on loss of premium, decrease in share value or loss of the economic benefit of the Merger Transactions).

(iii)  For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Financing Sources to the Parent, Merger Sub and its Affiliates under agreements among the Financing Sources and such Persons, and after the occurrence of the Effective Time, under any definitive agreements with the Company Group relating to any Debt Financing. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Clean Team Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3  Fees and Expenses.

(a)  General.

(i)  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger Transactions are consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent.

(ii)  Except as otherwise provided in Section 2.9(e) (Transfers of Ownership), Parent, Merger Sub or the Surviving Corporation shall bear and pay (or cause to be paid) when due all transfer, stamp, documentary sales, use, registration, value added, real property transfer and other similar Taxes, fees or charges (including any penalties, interest and additions thereto) incurred in connection with this Agreement or the consummation of the Merger Transactions, which expressly shall not be a liability of holders of shares of Company Common Stock.

(b)  Company Payments.

(i)  If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (D) within one year following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will concurrently with the consummation of such Acquisition Transaction pay to Parent an amount equal to $5,240,000 (the “Company Termination Fee”). For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)  If this Agreement is validly terminated pursuant to Section 8.1(f) or Section 8.1(g), then the Company must promptly (and in any event within two Business Days) following such termination pay to Parent the Company Termination Fee.

(iii)  If this Agreement is validly terminated pursuant to Section 8.1(i), then the Company must contemporaneously with such termination pay to Parent the Company Termination Fee.

(c)  Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d)  Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of this Agreement, and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company or Parent, as applicable, for the amount set forth in Section 8.3(b) or any portion thereof, the Company shall pay to Parent all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law. The Parties further acknowledge that the Company Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is payable thereto, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger Transactions, which amount would otherwise be impossible to calculate with precision. All payments under this Section 8.3 shall be made by the Company to Parent by wire transfer of immediately available funds to the account set forth on Schedule 8.3.

(e)  Sole and Exclusive Remedy.

(i)  Under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches under this Agreement exceed an amount equal to $10,480,000 plus the Reimbursement Obligations in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (A) Parent or Merger Sub; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent or Merger Sub), members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company Group be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement or the transactions contemplated hereby (including, any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company Group may be entitled to remedies with respect to, the Confidentiality Agreement, the Clean Team Agreement, the Reimbursement Obligations and Section 8.3(a), as applicable); provided that the foregoing shall not preclude any liability of the Financing Sources to Parent, Merger Sub and its Affiliates under agreements among the Financing Sources and such Persons, and after the occurrence of the Effective Time, under any definitive agreements with the Company Group relating to any Debt Financing. In no event will any Parent Related Party or any Financing Source other than Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

(ii)  Parent’s receipt of the Company Termination Fee, to the extent owed pursuant to Section 8.3(b) (and any payments owed pursuant to Section 8.3(d)) will be the only monetary damages of Parent and Merger Sub and each of their respective Affiliates may recover from (i) the Company Group and its Affiliates, and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, other Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company Group and its Affiliates (the Persons described in clauses (i) and (ii), collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure, and, upon payment of such amount, (x) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, the Clean Team Agreement, Section 8.3(a) and Section 8.3(d), as applicable); and (y) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, the Clean Team Agreement, Section 8.3(a) and Section 8.3(d), as applicable). Notwithstanding anything in this Agreement to the contrary, under no circumstances will the collective monetary damages payable by the Company or any of its Affiliates for breaches under this Agreement (together with any payment of the Company Termination Fee pursuant to this Agreement) exceed $5,240,000 in the aggregate for all such breaches (plus any payments owed pursuant to Section 8.3(d)) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, or any other payments in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger Transactions (including, any breach by Company), the termination of this Agreement, the failure to consummate the Merger Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure. For the avoidance of doubt, if the Company pays to Parent the Company Termination Fee, the Company will not under any circumstances be required to pay Parent any amount of damages for breach of this Agreement or otherwise (other than any payments owed pursuant to Section 8.3(d)).

(f)  Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in this Agreement, it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Company in its sole discretion, may determine its choice of remedies hereunder, and may pursue both specific performance in accordance with, but subject to the limitations of, Section 9.8(b), and monetary damages, under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) to consummate the Merger Transactions and any monetary damages.

(g)  Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement (other than in connection with the Confidentiality Agreement and the Clean Team Agreement), may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the Merger Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the Merger Transactions (other than in connection with the Confidentiality Agreement and the Clean Team Agreement) shall be sought or had against any Non-Recourse Party, except for claims that any Party may assert against another Party solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall limit the liability of the parties to the Confidentiality Agreement or Clean Team Agreement in accordance with the terms thereof. The Parties agree that the Non-Recourse Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.3(g).

8.4  Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 8.2(b), Section 8.3(e), Section 8.6, Section 9.3(c), Section 9.6(iv), Section 9.8(b), Section 9.9, Section 9.10(b), Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Financing Sources set forth in Section 8.2(b), Section 8.3(e), Section 8.6, Section 9.3(c), the last sentence of Section 9.6, Section 9.8(b), Section 9.9, Section 9.10(b), Section 9.11 or this Section 8.4) may not be amended, modified or altered without the prior written consent of the Financing Sources party to any agreement with Parent or Merger Sub with respect to the Debt Financing.

8.5  Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6  No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at Law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided, that nothing in this Section 8.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

Article IX
GENERAL PROVISIONS

9.1  Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2  Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (x) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (y) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (z) immediately upon delivery by hand or by email transmission (provided that (A) the subject line of such email states that it is a notice delivered pursuant to Section 9.2 of this Agreement and (B) the sender of such email does not receive written notification of delivery failure), in each case to the intended recipient as set forth below:

(a)  if to Parent or Merger Sub to:

c/o General Catalyst Group Management, LLC
20 University Rd 4th floor
Cambridge, MA 02138
Attention: Chris McCain
Email: [*]

and

c/o Commure, Inc.
1300 Terra Bella Avenue, Suite 200

Mountain View CA 94043
Attention: Daniel Brian; Vidit Mehra
Email: [*]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Marshall P. Shaffer, P.C.
Email: [*]

and

Kirkland & Ellis LLP
200 Clarendon St 47th floor
Boston, MA 02116
Attn: Christian A. Atwood, P.C.; Dave Gusella, P.C.; David (Davi) Sacco
Email: [*]; [*]; [*]

(b)  if to the Company (prior to the Effective Time) to:

Augmedix, Inc.
111 Sutter Street, Suite 1300
San Francisco, CA 94104
Attn: Todd Holvick
Email: [*]

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attn: John M. Rafferty; Michael G. O’Bryan
Email: [*]; [*]

From time to time, any Party may provide notice to the other Parties of a change in its address through a notice given in accordance with this Section 9.2.

9.3  Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company RSUs, Company Options, Company SARs and the Company Warrants pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4  Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a confidentiality agreement dated May 29, 2024 in connection with the contemplated transaction (the “Confidentiality Agreement”) and the Clean Team Agreement, each of which will continue in full force and effect in accordance with their terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger Transactions in accordance with the Confidentiality Agreement and the Clean Team Agreement, except that disclosures by Parent or Merger Sub to up to three (3) potential Financing Sources and current stockholders of Parent will not require the prior written consent of the Company as contemplated by the Confidentiality Agreement, and that the Company will not unreasonably withhold its consent to requests by Parent to make disclosures to additional potential financing sources (which such Financing Source and stockholders will, for the avoidance of doubt, be deemed “Representatives” of Parent under the Confidentiality Agreement). By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to direct their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement and the Clean Team Agreement as if they were parties thereto and Parent and Merger Sub the “Recipient” thereunder, and Parent shall be liable for any of its Representatives’ breach of the terms of the Confidentiality Agreement or Clean Team Agreement, including any of the terms of such agreements that Parent is required to direct or cause any such persons to follow. The Parties further acknowledge and agree that nothing in this Agreement diminishes any of the obligations of any of the parties to the Confidentiality Agreement or the Clean Team Agreement, and that each of Parent and Merger Sub, and each of their Representatives, including the Financing Sources and their Representatives, are “Representatives” of Parent under the Confidentiality Agreement.

9.5  Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Clean Team Agreement, the Company Disclosure Letter and the Voting Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, each of the Confidentiality Agreement and the Clean Team Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which such agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6  Third-Party Beneficiaries. Other than (i) after the Effective Time, the right of holders of shares of Company Common Stock to receive the Per Share Price pursuant to Section 2.7, (ii) after the Effective Time, the right of holders of Company RSUs, Company Options, Company SARs and Company Warrants to receive the payments referred to in Section 2.8, (iii) the right of the Indemnified Persons under Section 6.9, (iv) the rights of the Non-Recourse Parties under Section 8.3(g) and (v) in the event Parent or Merger Sub wrongfully terminates or willfully breaches this Agreement, the right of the Company to seek monetary damages (including monetary damages based on loss of premium, decrease in share value or loss of the economic benefit of Merger Transactions) on behalf of the holders of shares of Company Common Stock, Company RSUs, Company Options, Company SARs and the Company Warrants (which Parent and Merger Sub acknowledge and agree may include damages based on a decrease in share value or lost premium), subject to the limitations set forth in Section 8.3(e)(i), in each case which will confer third-party beneficiary rights to the Persons identified therein, nothing in this Agreement, express or implied, will confer upon any Person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement. Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (v) of this Section 9.6 and the provisions of Section 8.2(b) shall only be enforceable on behalf of the holders of shares of Company Common Stock, Company RSUs, Company Options, Company SARs and the Company Warrants by the Company, in its sole and absolute discretion, as agent for such holders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the shares of Company Common Stock, Company RSUs, Company Options, Company SARs and the Company Warrants and subsequently be transferred therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (x) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (y) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit.

9.7  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8  Remedies.

(a)  Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b)  Specific Performance.

(i)  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger Transactions. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Financing Source.

(ii)  The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9  Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

9.10  Consent to Jurisdiction.

(a)  General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)  Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in Law or in equity, in contract, in tort or otherwise, to the extent involving the Financing Sources arising out of, or relating to, the Merger Transactions, the Debt Financing, or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York.

9.11  WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE DEBT FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12  Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13  Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or other electronic signature system (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14  No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and, except as provided by the express terms thereof, nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

COMMURE, INC.

By:	/s/ Daniel Brian
Name:	Daniel Brian
Title:	Chief Legal Officer and Chief Financial Officer

ANDERSON MERGER SUB, INC.

By:	/s/ Daniel Brian
Name:	Daniel Brian
Title:	Chief Financial Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

AUGMEDIX, INC.

By:	/s/ Emmanuel Krakaris
Name:	Emmanuel Krakaris
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger